Exhibit 3.1

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

690,000 SHARES OF

9.00% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

October 16, 2017

Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Company (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Company (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, classified 690,000 shares of authorized but unissued preferred stock, $0.001 par value per share, of the Company as shares of 9.00% Series A Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

1.                   Designation and Number. A series of Preferred Stock, designated the 9.00% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock shall be 690,000.

2.                   Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, will rank (a) senior to all classes or series of Common Stock and to any other class or series of capital stock of the Company expressly designated as ranking junior to the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (b) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (the “Parity Preferred Stock”); and (c) junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (the “Senior Stock”). The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Company's other existing and future debt obligations.

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3.                   Dividends.

(a)                 Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock with respect to dividend rights, holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Company out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.00% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $2.25 per share of the Series A Preferred Stock). Dividends on the Series A Preferred Stock shall accrue and be cumulative from and including the date of original issue (the “Original Issue Date”) and shall be payable to holders quarterly in arrears on each Dividend Payment Date (as defined below), commencing January 16, 2018; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board as the record date for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the applicable Dividend Payment Date. "Dividend Payment Date" shall be the 15th day of January, April, July and October of each year. “Dividend Period” shall mean the respective periods commencing on and including the 15th day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include January 14, 2018, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5 or Section 6, which shall end on and include the day preceding the redemption date with respect to the shares of Series A Preferred Stock being redeemed). The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b)                Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized by the Board or declared by the Company.

(c)                 Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, on parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Company (except by conversion into or exchange for other shares of any class or series of capital stock of the Company ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, and except for the acquisition of shares made pursuant to the provisions of Article V of the Charter or Section 9 hereof and the purchase or acquisition of any other class or series of capital stock of the Company ranking on parity with the Series A Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

(d)                When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata, so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

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(e)                 Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable.

4.                   Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount per share equal to all accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking, as to rights upon liquidation, dissolution or winding up of the Company, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any distribution in connection with such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the Company’s property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company and no such advance notice shall be required. In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of capital stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock.

5.                   Optional Redemption by the Company.

(a)                 Shares of Series A Preferred Stock shall not be redeemable prior to October 19, 2022, except as set forth in Section 6 below or to qualify or to preserve the qualification of the Company as a REIT.

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(b)                On and after October 19, 2022, the Company, at its option upon not fewer than 30 and not more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) thereon to, but not including, the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor (the “Optional Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot, or by any other equitable method that the Company determines will not violate the Series A Ownership Limit (as defined in Section 9 below). If redemption is to be by lot and, as a result, any holder of shares of Series A Preferred Stock, other than a holder of shares of Series A Preferred Stock that has received an exemption from the Series A Ownership Limit, would have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Series A Ownership Limit, because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will own Series A Preferred Stock in excess of the Series A Ownership Limit, subsequent to such redemption. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place, or in accordance with the book-entry procedures, designated in the notice of redemption and shall be entitled to the redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends thereon, payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given (in the case of a redemption of the Series A Preferred Stock other than to qualify or preserve the qualification of the Company as a REIT), (ii) the funds necessary for such redemption have been set apart by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series A Preferred Stock shall terminate, except the right to receive the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions and individual purchases at such prices as the Company negotiates, in each case as duly authorized by the Board.

(c)                 In the event of any redemption of the Series A Preferred Stock in order to qualify or preserve the qualification of the Company as a REIT, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5. If the Company calls for redemption any shares of Series A Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to, but not including, the date fixed for redemption.

(d)                Unless full cumulative dividends on all shares of Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) authorized, declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series A Preferred Stock shall be redeemed pursuant to the Optional Redemption Right or the Special Optional Redemption Right (as defined in Section 6 below) unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock or any class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, on parity with or junior to the Series A Preferred Stock (except by conversion into or exchange for shares of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock, or any other class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, on parity with or junior to the Series A Preferred Stock, by the Company pursuant to the Charter in order to ensure that the Company qualifies or remains qualified as a REIT, or the purchase or acquisition of Series A Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

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(e)                 Notice of redemption pursuant to the Optional Redemption Right shall be mailed by the Company, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Company’s transfer agent. No failure to give such notice or defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given; provided that, notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the procedures of The Depository Trust Company (“DTC”) for book entry transfer of shares of Series A Preferred Stock for payment of the redemption price; (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date; and (vi) that payment of the redemption price plus an amount equal to all accrued but unpaid dividends thereon will be made upon book entry transfer of such Series A Preferred Stock in compliance with DTC’s procedures. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed or the method for determining such number. Notwithstanding anything else to the contrary herein, the Company shall not be required to provide notice to the holder of Series A Preferred Stock in the event such holder’s Series A Preferred Stock is redeemed in order for the Company to qualify or to maintain its qualification as a REIT.

(f)                  Any redemption pursuant to this Section 5 may be made conditional on such factors as may be determined by the Board and set forth in the Company's notice of redemption.

(g)                If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to, but not including, the redemption date. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Optional Redemption Right has been given.

6.                   Special Optional Redemption by the Company.

(a)                 Upon the occurrence of a Change of Control/Delisting (as defined below), the Company may, at its option, upon written notice mailed by the Company, postage pre-paid, not fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company, redeem shares of the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, for cash at a redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon to, but not including, the redemption date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion/Delisting Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to the Optional Redemption Right or the Special Optional Redemption Right), the holders of shares of Series A Preferred Stock will not have the conversion right described below in Section 7 with respect to shares of Series A Preferred Stock subject to such notice.

A “Change of Control/Delisting” is when, after the original issuance of the Series A Preferred Stock, any of the following has occurred and is continuing:

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(i)                  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Board (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)                following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (“NYSE American”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

(b)                In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice of redemption of Series A Preferred Stock pursuant to this Section 6 shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the procedures of DTC for book entry transfer of shares of Series A Preferred Stock for payment of the redemption price; (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date; (vi) that payment of the redemption price plus an amount equal to all accrued but unpaid dividends thereon will be made upon book entry transfer of such Series A Preferred Stock in compliance with DTC’s procedures; (vii) that the Series A Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control/Delisting and a brief description of the transaction or transactions constituting such Change of Control/Delisting; and (viii) that the holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Change of Control/Delisting and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control/Delisting Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control/Delisting Conversion Date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed or the method for determining such number. In this case, the Company shall determine the number of shares of Series A Preferred Stock to be redeemed as described in Section 5(b) above.

(c)                 If the Company has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date, such shares of Series A Preferred Stock shall be treated as no longer being outstanding, no further dividends shall accrue and all other rights of the holders of such shares of Series A Preferred Stock shall terminate. The holders of such shares of Series A Preferred Stock shall retain their right to receive the redemption price per share plus an amount equal to all accrued but unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions and individual purchases at such prices as the Company negotiates, in each case as duly authorized by the Board.

(d)                The holders of Series A Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Company’s default in the payment of the dividend due. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

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7.                   Conversion Right Upon a Change of Control/Delisting.

(a)                 Upon the occurrence of a Change of Control/Delisting, each holder of Series A Preferred Stock shall have the right, unless, prior to the Change of Control/ Delisting Conversion Date, the Company has provided or provides notice of election to redeem the Series A Preferred Stock in whole or in part pursuant to the Optional Redemption Right or the Special Optional Redemption Right, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control/Delisting Conversion Right”), on a date specified by the Company that can be no earlier than 20 days and no later than 35 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Conversion Date”), into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per share of Series A Preferred Stock, plus (y) the amount of any accrued but unpaid dividends thereon (whether or not declared) to, but not including, the Change of Control/Delisting Conversion Date (unless the Change of Control/Delisting Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued but unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein), and (B) 2.617801 (the “Share Cap”), subject to the following:

(i)                  The Share Cap shall be subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of shares of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the shares of Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(ii)                In the case of a Change of Control/Delisting as a result of which holders of shares of Common Stock are entitled to receive consideration other than solely cash, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall be entitled thereafter to convert (subject to the Optional Redemption Right or the Special Optional Redemption Right) such shares of Series A Preferred Stock not into shares of Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of shares of Series A Preferred Stock would have owned or been entitled to receive upon such Change of Control/Delisting as if such holder of shares of Series A Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control/Delisting (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control/Delisting, shall be referred to herein as the “Conversion Consideration”).

(iii)              If the holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control/Delisting, the Conversion Consideration shall be deemed to be the kind and amount of consideration actually received by holders of a majority of shares of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of shares of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and shall be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control/Delisting.

(iv)               As used herein, the term “Common Stock Price” shall mean (i) if the consideration to be received in the Change of Control/Delisting by holders of shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock; or (ii) if the consideration to be received in the Change of Control/Delisting by holders of the shares of Common Stock is other than solely cash, (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control/Delisting as reported on the principal U.S. securities exchange on which the shares of Common Stock are then traded, or (y) if the shares of Common Stock are not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for the shares of Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or a similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control/Delisting.

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(b)                Within 15 days following the occurrence of a Change of Control/Delisting, the Company shall provide to holders of shares of Series A Preferred Stock a notice of occurrence of the Change of Control/Delisting that describes the resulting Change of Control/Delisting Conversion Right (the “Change of Control/Delisting Company Notice”). A failure to give such Change of Control/Delisting Company Notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom the Change of Control/Delisting Company Notice was defective or not given. Each Change of Control/Delisting Company Notice shall state the following: (i) the events constituting the Change of Control/Delisting; (ii) the date of the Change of Control/Delisting; (iii) the last date and time by which the holders of shares of Series A Preferred Stock may exercise their Change of Control/Delisting Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control/Delisting Conversion Date; (vi) that if, prior to the Change of Control/Delisting Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the shares of Series A Preferred Stock pursuant to Section 5 or Section 6 above, holders shall not be able to convert shares of Series A Preferred Stock designated for redemption and such shares shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control/Delisting Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of share of Series A Preferred Stock must follow to exercise the Change of Control/Delisting Conversion Right.

(c)                 The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides a Change of Control/Delisting Company Notice to the holders of shares of Series A Preferred Stock.

(d)                In order to exercise the Change of Control/Delisting Conversion Right, a holder of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control/Delisting Conversion Date, the certificates (if any) or book entries representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice, to the transfer agent. Such conversion notice shall state: (i) the relevant Change of Control/Delisting Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the Change of Control/Delisting Conversion Right set forth in this Section 7. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC.

(e)                 Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control/Delisting Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to 5:00 p.m., New York City time, on the Business Day prior to the Change of Control/Delisting Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

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(f)                  Shares of Series A Preferred Stock as to which the Change of Control/Delisting Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control/Delisting Conversion Right on the Change of Control/Delisting Conversion Date, unless prior to the Change of Control/Delisting Conversion Date, the Company provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to Section 5 or 6 above. If the Company elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control/Delisting Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus an amount equal to any accrued and unpaid dividends thereon to, but not including, the redemption date.

(g)                In connection with the exercise of any Change of Control/Delisting Conversion Right, the Company shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of Common Stock. Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock shall be entitled to convert such shares of Series A Preferred Stock for shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to Beneficially Own shares of Common Stock in excess of the Aggregate Share Ownership Limit or the Ownership Limit.

(h)                No fractional shares of Common Stock shall be issued upon the conversion of the shares of Series A Preferred Stock in accordance with the Change of Control/Delisting Conversion Right. In lieu of fractional shares, holders of the shares of Series A Preferred Stock shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(i)                  The Company shall deliver all shares of Common Stock, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the third Business Day following the Change of Control/Delisting Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered upon conversion shall be deemed to have become the holders of record thereof as of the Change of Control/Delisting Conversion Date.

8.                   Voting Rights.

(a)                 Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 8.

(b)                Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board shall be increased by two and the holders of shares of Series A Preferred Stock (voting separately as a class together with holders of the Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (the “Voting Preferred Stock”)) shall be entitled to vote for the election of two additional directors of the Company (the “Preferred Directors”), until all unpaid dividends with respect to the Series A Preferred Stock and the Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully declared and paid in cash.

(c)                 The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 8(d) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series A Preferred Stock and Parity Preferred Stock have been paid in full. A dividend in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

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(d)                At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon the written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and Voting Preferred Stock, a special meeting of the holders of Series A Preferred Stock and Voting Preferred Stock by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten nor more than 45 days after the date such notice is given. The record date for determining holders of the Series A Preferred Stock and Voting Preferred Stock entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and Voting Preferred Stock, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Stock and Voting Preferred Stock are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series A Preferred Stock and Voting Preferred Stock voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock and the Voting Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Stock and Voting Preferred Stock voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock and the Voting Preferred Stock that would have been entitled to vote at such special meeting.

(e)                 If and when all accrued dividends on such Series A Preferred Stock and all classes or series of Parity Preferred Stock for the past dividend periods that have ended shall have been fully paid, the right of the holders of Series A Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term and office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and the Voting Preferred Stock (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock and Voting Preferred Stock (voting together as a single class). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f)                  So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of holders of shares of the capital stock of the Company required by the Charter, the affirmative vote or consent of the holders of at least two-thirds of the shares outstanding at the time of Series A Preferred Stock and Voting Preferred Stock (voting together as a single class), either in writing or at a meeting, will be required to authorize, create or issue, or increase the number of authorized or issued shares of, any Senior Stock or reclassify any authorized shares of capital stock of the Company into such Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Stock.  In addition, so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares outstanding at the time of Series A Preferred Stock, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of the Charter or the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, with respect to the occurrence of any Event, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Stock, and in such case such holders of Series A Preferred Stock shall not have any voting rights with respect to an Event; provided, further, that such vote or consent of the holders of Series A Preferred Stock shall not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Series A Preferred Stock and the Voting Preferred Stock, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and the Voting Preferred Stock (voting together as a single class). Furthermore, if holders of shares of the Series A Preferred Stock shall receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event or the $25.00 per share liquidation preference pursuant to the occurrence of an Event, then such holders shall not have any voting rights with respect to such Event.

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(g)                So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock also shall have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Charter or the terms of the Series A Preferred Stock on which holders of Series A Preferred Stock are otherwise entitled to vote pursuant to the second sentence of Section 7(f) that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock, and the holders of any other classes or series of the capital stock of the Company will not be entitled to vote on such an amendment, alteration or repeal. With respect to any amendment, alteration or repeal of the provisions of the Charter or the terms of the Series A Preferred Stock that equally affects the terms of the Series A Preferred Stock and the Voting Preferred Stock, so long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock and the Voting Preferred Stock (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Charter or the terms of the Series A Preferred Stock on which holders of Series A Preferred Stock are otherwise entitled to vote pursuant to the second sentence of Section 7(f) that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock and the Voting Preferred Stock, and the holders of any other classes or series of the capital stock of the Company will not be entitled to vote on such an amendment, alteration or repeal.

(h)                Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Company, or (B) any issuance or increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or any issuance or increase in the number of authorized shares of any class or series of capital stock, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.

(i)                  The foregoing voting provisions of this Section 8 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper procedures pursuant to these Articles Supplementary and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(j)                  In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

9.                   Restrictions on Ownership and Transfer.

(a)                 As used herein, the following terms shall have the following meanings:

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(i)                  “Prohibited Series A Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 9(c), would Beneficially Own or Constructively Own shares of Series A Preferred Stock in violation of Section 9(b), and, if appropriate in the context, shall also mean any Person who would have been the record owner of shares of Series A Preferred Stock that the Prohibited Owner would have so owned.

(ii)                “Series A Beneficiary” shall mean one or more beneficiaries of the Series A Trust as determined pursuant to Section 9(i), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(iii)              “Series A Excepted Holder” shall mean a holder of Series A Preferred Stock for whom a Series A Excepted Holder Limit is created by the Board pursuant to Section 9(n).

(iv)               “Series A Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 9(n) and subject to adjustment pursuant to Section 9(n), the percentage limit established by the Board pursuant to Section 9(n).

(v)                “Series A Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Series A Preferred Stock. The number and value of the outstanding shares of Series A Preferred Stock shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

(vi)               “Series A Trust” shall mean any trust provided for in Section 9(d).

(vii)             “Series A Trustee” shall mean the Person unaffiliated with the Company and any Prohibited Series A Owner that is appointed by the Company to serve as trustee of the Series A Trust.

(b)                Prior to the Restriction Termination Date but subject to Section 9(q), (i) no Person, other than a Series A Excepted Holder, shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Ownership Limit and (ii) no Series A Excepted Holder shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Excepted Holder Limit for such Series A Excepted Holder.

(c)                 If any Transfer of shares of Series A Preferred Stock occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning shares of Series A Preferred Stock in violation of Section 9(b),

(i)                  then that number of shares of Series A Preferred Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 9(b) (rounded up to the nearest whole share) shall be automatically transferred to a Series A Trust for the benefit of a Series A Beneficiary, as described in Sections 9(d) through (i) below, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii)                if the transfer to the Series A Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 9(b), then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate Section 9(b) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(d)                Upon any purported transfer described in Section 9(c) that would result in a transfer of shares of Series A Preferred Stock to a Series A Trust, such shares of Series A Preferred Stock shall be transferred to the Series A Trustee as trustee of a Series A Trust for the exclusive benefit of one or more Series A Beneficiaries. Such transfer to the Series A Trustee shall be effective as of the close of business on the Business Day prior to the purported transfer that results in the transfer to the Series A Trust pursuant to Section 9(c). The Series A Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Series A Owner. Each Series A Beneficiary shall be designated by the Company as provided in Section 9(i) below.

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(e)                 Shares of Series A Preferred Stock held by the Series A Trustee shall continue to be issued and outstanding shares. The Prohibited Series A Owner shall have no rights in the shares of Series A Preferred Stock held by the Series A Trustee. The Prohibited Series A Owner shall not benefit economically from ownership of any shares of Series A Preferred Stock held in trust by the Series A Trustee, shall have no rights to dividends or other Distributions on such shares and shall not possess any rights to vote or other rights attributable to such shares of Series A Preferred Stock held in the Series A Trust.

(f)                  The Trustee shall have all voting rights and rights to dividends or other Distributions with respect to shares of Series A Preferred Stock held in the Series A Trust, which rights shall be exercised for the exclusive benefit of the Series A Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Company that shares of Series A Preferred Stock have been transferred to the Series A Trustee shall be paid by the recipient of such dividend or other Distribution to the Series A Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Series A Trustee. Any dividend or other Distribution so paid over to the Series A Trustee shall be held in trust for the Series A Beneficiary. The Prohibited Series A Owner shall have no voting rights with respect to shares of Series A Preferred Stock held in the Series A Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Series A Trustee, the Series A Trustee shall have the authority (at the Series A Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Series A Owner prior to the discovery by the Company that shares of Series A Preferred Stock have been transferred to the Series A Trustee and (ii) to recast such vote in accordance with the desires of the Series A Trustee acting for the benefit of the Series A Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Series A Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 9, until the Company has received notification that shares of Series A Preferred Stock have been transferred into a Series A Trust, the Company shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of holders of Series A Preferred Stock entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of holders of Series A Preferred Stock.

(g)                Within 20 days of receiving notice from the Company that shares of Series A Preferred Stock have been transferred to the Series A Trust, the Series A Trustee shall sell the shares held in the Series A Trust to a Person, designated by the Series A Trustee, whose ownership of the shares of Series A Preferred Stock will not violate the ownership limitations set forth in Section 9(b). Upon such sale, the interest of the Series A Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Prohibited Series A Owner and to the Series A Beneficiary as provided in this Section 9(g). The Prohibited Series A Owner shall receive the lesser of (i) the price paid by the Prohibited Series A Owner for the shares or, if the Prohibited Series A Owner did not give value for the shares in connection with the event causing the shares to be held in the Series A Trust (e.g,, in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Series A Trust and (ii) the price per share of Series A Preferred Stock received by the Series A Trustee from the sale or other disposition of the shares held in the Series A Trust. The Series A Trustee may reduce the amount payable to the Prohibited Series A Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Series A Owner and are owed by the Prohibited Series A Owner to the Series A Trustee pursuant to Section 9(f). Any net sales proceeds in excess of the amount payable to the Prohibited Series A Owner shall be immediately paid to the Series A Beneficiary. If, prior to the discovery by the Company that shares of Series A Preferred Stock have been transferred to the Series A Trustee, such shares are sold by a Prohibited Series A Owner, then (x) such shares shall be deemed to have been sold on behalf of the Series A Trust and (y) to the extent that the Prohibited Series A Owner received an amount for such shares that exceeds the amount that such Prohibited Series A Owner was entitled to receive pursuant to this Section 9(g), such excess shall be paid to the Series A Trustee upon demand.

(h)                Shares of Series A Preferred Stock transferred to the Series A Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Series A Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Prohibited Series A Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Series A Owner and are owed by the Prohibited Series A Owner to the Series A Trustee pursuant to Section 9(f). The Company may pay the amount of such reduction to the Series A Trustee for the benefit of the Series A Beneficiary. The Company shall have the right to accept such offer until the Series A Trustee has sold the shares held in the Series A Trust pursuant to Section 9(g). Upon such a sale to the Company, the interest of the Series A Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Prohibited Series A Owner.

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(i)                  By written notice to the Series A Trustee, the Company may designate one or more nonprofit organizations to be the Series A Beneficiary of the interest in the Series A Trust such that (i) shares of Series A Preferred Stock held in the Series A Trust would not violate the restrictions set forth in Section 9(b) in the hands of such Series A Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(j)                  If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 9(b) or that a Person intends to acquire or has attempted to acquire Beneficial or Construction Ownership of any shares of Series A Preferred Stock in violation of Section 9(b) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem shares of Series A Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer in violation of Section 9(b)) shall automatically result in the transfer to the Series A Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(k)                Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock that will or may violate Section 9(b), or any Person who would have owned shares of Series A Preferred Stock that resulted in a transfer to the Series A Trust pursuant to Section 9(c), shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company's qualification as a REIT.

(l)                  Subject to Section 9(q), nothing contained in this Section 9 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of the stockholders in preserving the Company's status as a REIT.

(m)               The Board shall have the power to determine the application of any provisions of this Section 9 and any definition in Section 9(a), including in the case of an ambiguity in the application of any provisions of this Section 9 or any such definition, with respect to any situation based on the facts known to it. In the event this Section 9 requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article V of the Charter or this Section 9. Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9(j) acquired Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock in violation of Section 9(b), such remedies (as applicable) shall apply first to the shares of Series A Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series A Preferred Stock based upon the relative number of the shares of Series A Preferred Stock held by each such Person.

(n)                Subject to Section 9(b), the Board, in its sole discretion, may (prospectively or retroactively) exempt a Person from the Series A Ownership Limit and establish or increase a Series A Excepted Holder Limit for such Person if:

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(i)                  the Board obtains such representations, covenants and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of such shares of Series A Preferred Stock will violate Section 9(b);

(ii)                such Person does not, and represents that it will not, actually own or Constructively Own an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to actually own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT, shall not be treated as a tenant of the Company); and

(iii)              such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Section 9) will result in such shares of Series A Preferred Stock being automatically transferred to a Series A Trust in accordance with Sections 9(d) through (i) above.

Prior to granting any exception pursuant to this Section 9(n), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(o)                Subject to Section 5.7(ii)(a)(I)(B) of the Charter, an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or private resale of shares of Series A Preferred Stock may Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or resale of such shares and provided that the restrictions contained in Section 5.7(ii)(a)(I) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such Shares.

(p)                Each certificate representing shares of Series A Preferred Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership or, instead of such legend, the certificate, if any, may state that the Company will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(q)                Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of Section 9, and any transfer in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

10.                Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company, except as provided in Section 7 above.

11.                Term. The Series A Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and is not subject to mandatory redemption. The Company shall not be required to set aside funds to redeem the Series A Preferred Stock.

12.                Status of Redeemed or Repurchased Series A Preferred Stock. All shares of Series A Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Company shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to series or class.

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SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Innovative Industrial Properties, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary on this 16th day of October, 2017.

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Paul Smithers
Paul Smithers, Chief Executive Officer and President

Attest:

By:	/s/ Brian Wolfe
Brian Wolfe, Secretary

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